Exhibit 99.1

DIAMONDBACK ENERGY PRICES $450 MILLION OF SENIOR NOTES DUE 2021

Midland, TX (September 12, 2013) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback Energy”) announced today that it has priced an offering of $450 million aggregate principal amount of its 7.625% Senior Notes Due 2021 (the “Notes”) at an issue price of 100% of the aggregate principal amount of the Notes. The Notes will mature on October 1, 2021, unless redeemed in accordance with their terms prior to such date. The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The offering of the Notes is expected to close on September 18, 2013.

Diamondback Energy intends to use the net proceeds from the offering to fund its pending acquisition of mineral interests in the Permian Basin. To the extent the pending acquisition is not consummated, or the applicable purchase price is less than currently estimated, Diamondback Energy intends to use any remaining net proceeds from the offering to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest, property acquisitions and working capital.

The Notes will be general unsecured senior obligations of Diamondback Energy and will be guaranteed on a senior unsecured basis by all of Diamondback Energy’s current subsidiaries and any future restricted subsidiaries that guarantee Diamondback Energy’s senior credit facility. Interest on the Notes will be payable semi-annually.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities (including the pending mineral interest acquisition) that Diamondback Energy assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback Energy. Information concerning these risks and other factors can be found in Diamondback Energy’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback Energy undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com